UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2022

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	BZH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2022, Beazer Homes USA, Inc. (the “Company”) entered into a senior unsecured revolving credit facility (the “Credit Agreement”) with the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as an issuing lender and administrative agent. The Credit Agreement will replace the Former Credit Agreement (as defined in Item 1.02 below), and the Company expects to use the proceeds from the Credit Agreement for general corporate purposes.

The Credit Agreement provides for a revolving credit facility with borrowing capacity up to $265 million. The Company also will have the right from time to time to request to increase the size of the commitments under the Credit Agreement by up to $135 million. The Credit Agreement terminates on October 9, 2026 (the “Termination Date”), and the Company may borrow, repay and reborrow amounts under the Credit Agreement until the Termination Date.

Obligations of the Company under the Credit Agreement are jointly and severally guaranteed by certain of the Company’s existing and future direct and indirect subsidiaries, excluding, among others, certain specified unrestricted subsidiaries.

The Credit Agreement contains customary financial covenants, including (i) a maximum leverage ratio, (ii) a minimum liquidity test, (iii) a minimum interest coverage ratio and (iv) a minimum net worth test.

In addition, the Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit liens, asset sales and investments, in each case subject to negotiated exceptions and baskets. The Credit Agreement also contains representations and warranties and event of default provisions customary for a transaction of this type.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreement, the Company repaid all outstanding indebtedness and other obligations under, and terminated, the Second Amended and Restated Credit Agreement, dated as of September 24, 2012, among the Company, as borrower, the lenders party thereto, the issuers party thereto, and Credit Suisse AG, Cayman Islands Branch, as agent, as amended (the “Former Credit Agreement”), whereupon all guarantors of the Company’s obligations under the Former Credit Agreement were released and all security interests and liens granted by the Company and such guarantors to secure such obligations were terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under as Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated as of October 13, 2022, among Beazer Homes USA, Inc., the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as an issuing lender and administrative agent*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 13, 2022

BEAZER HOMES USA, INC.

By:	/s/ David I. Goldberg
David I. Goldberg
Senior Vice President and Chief Financial Officer